Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Exhibit 99.4

Item 8. Financial Statements and Supplementary Data

Note: The information contained in this Item has been updated to recast certain previously reported amounts to conform to segment reporting changes made in connection with realignment of our organization structure. These changes are discussed further in the Notes to Financial Statements as described below.

•	Notes 3 Acquisitions: under the new segments structure, J-Mac is reported in the Completions segment instead of the original Production and Infrastructure segment.

•	Notes 4 Investment in unconsolidated subsidiaries: under the new segments structure, Global Tubing is reported in the Completions segment instead of the original Production and Infrastructure segment.

•
Notes 7 Goodwill: Reclassifications were made to goodwill balances by business segment to reflect the change in organizational structure and resulting segment realignments for all periods presented. No goodwill impairments resulted from this new business segment structure.

•	Notes 15 Business segments: Revenue and operating income have been recast to reflect the change in organizational structure and resulting segment realignments for all periods presented.

This Item has not been updated for any other changes since the filing of the 2015 Annual Report on Form 10-K (“2015 Form 10-K”). For developments subsequent to the filing of the 2015 Form 10-K, refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and June 30, 2016.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Forum Energy Technologies, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive income (loss), of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Forum Energy Technologies, Inc. and its subsidiaries at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed its annual goodwill impairment testing date from December 31 to October 1. The Company also changed the manner in which it accounts for deferred tax assets and liabilities based upon the early adoption of Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes in 2015.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 26, 2016, except Notes 3,4,7 and 15 as to which the date is August 23, 2016.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated statements of comprehensive income (loss)

	Year ended December 31,
(in thousands, except per share information)	2015	2014	2013
Net sales	$1,073,652	$1,739,717	$1,524,811
Cost of sales	810,975	1,180,265	1,049,586
Gross profit	262,677	559,452	475,225
Operating expenses
Selling, general and administrative expenses	264,906	312,821	269,669
Goodwill and Intangible asset impairment	125,092	—	—
Transaction expenses	480	2,326	2,700
Loss on sale of assets	746	1,431	614
Total operating expenses	391,224	316,578	272,983
Earnings from equity investment	14,824	25,164	7,312
Operating income (loss)	(113,723)	268,038	209,554
Other expense (income)
Interest expense	29,945	29,847	18,370
Foreign exchange (gains) losses and other, net	(9,345)	(4,331)	2,953
Deferred loan costs written off	—	—	2,149
Total other expense	20,600	25,516	23,472
Income (loss) before income taxes	(134,323)	242,522	186,082
Provision for income tax expense (benefit)	(14,939)	68,145	56,478
Net income (loss)	(119,384)	174,377	129,604
Less: Income (loss) attributable to noncontrolling interest	(31)	12	65
Net income (loss) attributable to common stockholders	(119,353)	174,365	129,539

Weighted average shares outstanding
Basic	89,908	92,628	90,697
Diluted	89,908	95,308	94,604
Earnings (losses) per share
Basic	$(1.33)	$1.88	$1.43
Diluted	$(1.33)	$1.83	$1.37

Other comprehensive income (loss), net of tax:
Net income (loss)	(119,384)	174,377	129,604
Change in foreign currency translation, net of tax of $0	(45,270)	(43,694)	7,525
Gain (loss) on pension liability	46	(1,110)	223
Comprehensive income (loss)	(164,608)	129,573	137,352
Less: comprehensive loss attributable to noncontrolling interests	168	46	72
Comprehensive income (loss) attributable to common stockholders	$(164,440)	$129,619	$137,424
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated balance sheets

(in thousands, except share information)	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$109,249	$76,579
Accounts receivable—trade, net	138,597	287,045
Inventories, net	424,121	461,515
Prepaid expenses and other current assets	33,836	32,985
Costs and estimated profits in excess of billings	12,009	14,646
Deferred income taxes, net	—	22,389
Total current assets	717,812	895,159
Property and equipment, net of accumulated depreciation	186,667	189,974
Deferred financing costs, net	4,125	5,581
Intangibles, net	246,650	271,739
Goodwill	669,036	798,481
Investment in unconsolidated subsidiary	57,719	49,675
Deferred income taxes, net	780	—
Other long-term assets	3,253	3,493
Total assets	$1,886,042	$2,214,102
Liabilities and equity
Current liabilities
Current portion of long-term debt	$253	$840
Accounts payable—trade	76,823	127,757
Accrued liabilities	58,563	126,890
Deferred revenue	7,283	10,919
Billings in excess of costs and profits recognized	8,631	15,785
Total current liabilities	151,553	282,191
Long-term debt, net of current portion	396,016	420,484
Deferred income taxes, net	51,100	98,188
Other long-term liabilities	29,956	17,318
Total liabilities	628,625	818,181
Commitments and contingencies
Equity
Common stock, $0.01 par value, 296,000,000 shares authorized, 98,605,902 and 97,865,278 shares issued	986	979
Additional paid-in capital	891,248	864,313
Treasury stock at cost, 8,145,802 and 8,108,983 shares	(133,318)	(132,480)
Retained earnings	580,152	699,505
Accumulated other comprehensive loss	(82,048)	(36,961)
Total stockholders’ equity	1,257,020	1,395,356
Noncontrolling interest in subsidiary	397	565
Total equity	1,257,417	1,395,921
Total liabilities and equity	$1,886,042	$2,214,102
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated statements of cash flows

	Year ended December 31,
(in thousands, except share information)	2015	2014	2013
Cash flows from operating activities
Net income (loss)	$(119,384)	$174,377	$129,604
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	38,388	37,414	36,166
Amortization of intangible assets	27,295	27,658	24,413
Impairment of intangible assets and goodwill	125,092	—	—
Inventory reserves	51,917	8,171	10,093
Share-based compensation expense	21,675	18,770	19,038
Earnings from equity investment, net of distributions	(8,044)	1,376	(1,376)
Deferred income taxes	(23,246)	(3,270)	15,622
Deferred loan costs written off	—	—	2,149
Provision for doubtful accounts	4,358	2,492	2,925
Other	3,867	4,109	(1,842)
Changes in operating assets and liabilities
Accounts receivable—trade	145,753	(44,727)	1,188
Inventories	344	(34,051)	23,042
Prepaid expenses and other current assets	3,576	(4,107)	(20,415)
Cost and estimated profit in excess of billings	2,215	8,742	(16,705)
Accounts payable, deferred revenue and other accrued liabilities	(111,264)	62,772	(1,475)
Billings in excess of costs and estimated profits earned	(6,629)	10,240	(11,034)
Net cash provided by operating activities	$155,913	$269,966	$211,393
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(60,836)	(38,289)	(181,718)
Investment in unconsolidated subsidiary	—	—	(112,241)
Distribution from unconsolidated subsidiary	—	—	64,228
Capital expenditures for property and equipment	(32,291)	(53,792)	(60,263)
Return of investment in unconsolidated subsidiary	—	9,240	—
Proceeds from sale of business, property and equipment	1,821	12,150	964
Net cash used in investing activities	$(91,306)	$(70,691)	$(289,030)
Cash flows from financing activities
Borrowings under Credit Facility	94,984	15,423	404,953
Issuance of Senior Notes	—	—	403,250
Repayment of long-term debt	(120,077)	(98,415)	(715,131)
Payment of contingent consideration accrued at acquisition	—	—	(11,435)
Repurchases of stock	(6,438)	(96,632)	(4,316)
Excess tax benefits from stock based compensation	(8)	7,742	7,202
Proceeds from stock issuance	5,275	11,101	5,458
Payment of capital lease obligation	(673)	(1,231)	(924)
Deferred financing costs	—	(6)	(12,003)
Net cash provided by (used in) financing activities	$(26,937)	$(162,018)	$77,054
Effect of exchange rate changes on cash	(5,000)	(260)	(898)
Net increase (decrease) in cash and cash equivalents	32,670	36,997	(1,481)
Cash and cash equivalents
Beginning of period	76,579	39,582	41,063
End of period	$109,249	$76,579	$39,582
Supplemental cash flow disclosures
Interest paid	27,870	27,628	17,977
Income taxes paid	19,919	55,576	41,356
Noncash investing and financing activities
Payment of contingent consideration via stock	$—	$—	$4,075
Accrued purchases of property and equipment	929	765	1,526
Accrued consideration for acquisition	1,070	—	—
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated statements of changes in stockholders’ equity

	Common Stock		Additional paid in capital	Treasury Shares		Warrants	Retained earnings	Accumulated other comprehensive income / (loss)	Total common Stockholders’ equity	Non controlling Interest	Total Equity
	Shares	Amount		Shares	Amount
								(in thousands of dollars, except share information)
Balance at December 31, 2012	91,046,537	$911	$764,599	(3,377,599)	$(25,933)	$26,394	$395,601	$(100)	$1,161,472	$683	$1,162,155
Restricted stock issuance, net of forfeitures	26,017	—	(1)	—	—	—	—	—	(1)	—	(1)
Stock based compensation expense	—	—	19,038	—	—	—	—	—	19,038	—	19,038
Exercised stock options	796,848	8	5,453	—	—	—	—	—	5,461	—	5,461
Exercise of warrants	4,272,775	43	25,664	—	—	(25,707)	—	—	—	—	—
Treasury stock	—	—	—	(207,499)	(4,316)	—	—	—	(4,316)	—	(4,316)
Excess tax benefits	—	—	7,202	—	—	—	—	—	7,202	—	7,202
Equity related to contingent consideration	164,576	2	4,073	—	—	—	—	—	4,075	—	4,075
Change in pension liability	—	—	—	—	—	—	—	223	223	—	223
Currency translation adjustment	—	—	—	—	—	—	—	7,662	7,662	(137)	7,525
Net income	—	—	—	—	—	—	129,539	—	129,539	65	129,604
Balance at December 31, 2013	96,306,753	$964	$826,028	(3,585,098)	$(30,249)	$687	$525,140	$7,785	$1,330,355	$611	$1,330,966
Restricted stock issuance, net of forfeitures	70,179	1	(680)	—	—	—	—	—	(679)	—	(679)
Stock based compensation expense	—	—	18,770	—	—	—	—	—	18,770	—	18,770
Exercised stock options	1,108,045	11	9,174	—	—	—	—	—	9,185	—	9,185
Exercise of warrants	248,189	2	685	—	—	(687)	—	—	—	—	—
Issuance of performance shares	21,603	—	(70)	—	—	—	—	—	(70)	—	(70)
Shares issued in employee stock purchase plan	110,509	1	2,664	—	—	—	—	—	2,665	—	2,665
Treasury stock	—	—	—	(4,523,885)	(102,231)	—	—	—	(102,231)	—	(102,231)
Excess tax benefits	—	—	7,742	—	—	—	—	—	7,742	—	7,742
Change in pension liability	—	—	—	—	—	—	—	(1,110)	(1,110)	—	(1,110)
Currency translation adjustment	—	—	—	—	—	—	—	(43,636)	(43,636)	(58)	(43,694)
Net income	—	—	—	—	—	—	174,365	—	174,365	12	174,377
Balance at December 31, 2014	97,865,278	$979	$864,313	(8,108,983)	$(132,480)	$—	$699,505	$(36,961)	$1,395,356	$565	$1,395,921
Restricted stock issuance, net of forfeitures	157,577	1	(875)	—	—	—	—	—	(874)	—	(874)
Stock based compensation expense	—	—	21,675	—	—	—	—	—	21,675	—	21,675
Exercised stock options	419,363	4	3,618	—	—	—	—	—	3,622	—	3,622
Issuance of performance shares	17,282	—	(22)	—	—	—	—	—	(22)	—	(22)
Shares issued in employee stock purchase plan	146,402	2	2,547	—	—	—	—	—	2,549	—	2,549
Treasury stock	—	—	—	(36,819)	(838)	—	—	—	(838)	—	(838)
Excess tax benefits	—	—	(8)	—	—	—	—	—	(8)	—	(8)
Change in pension liability	—	—	—	—	—	—	—	46	46	—	46
Currency translation adjustment	—	—	—	—	—	—	—	(45,133)	(45,133)	(137)	(45,270)
Net Loss	—	—	—	—	—	—	(119,353)	—	(119,353)	(31)	(119,384)
Balance at December 31, 2015	98,605,902	$986	$891,248	(8,145,802)	$(133,318)	$—	$580,152	$(82,048)	$1,257,020	$397	$1,257,417
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements
1. Nature of operations
Forum Energy Technologies, Inc. (the "Company"), a Delaware corporation, is a global oilfield products company, serving the subsea, drilling, completion, production and infrastructure sectors of the oil and natural gas industry. The Company designs, manufactures and distributes products, and engages in aftermarket services, parts supply and related services that complement the Company’s product offering.
2. Summary of significant accounting policies
Basis of presentation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").
Principles of consolidation
The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries after elimination of intercompany balances and transactions. Noncontrolling interest principally represents ownership by others of the equity in our consolidated majority owned South African subsidiary.
The Company's investment in an operating entity where the Company has the ability to exert significant influence, but does not control operating and financial policies, is accounted for using the equity method. The Company's share of the net income of this entity is recorded as "Earnings from equity investment" in the consolidated statements of comprehensive income (loss). The investment in this entity is included in "Investment in unconsolidated subsidiary" in the consolidated balance sheets. The Company reports its share of equity earnings within operating income as the investee's operations are similar in nature to the operations of the Company.
Reclassifications
Certain reclassifications, such as the one related to debt issuance cost, have been made in prior period financial statements to conform with the current period presentation. Reclassifications have no impact on the Company's financial position, results of operations or cash flows.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
In the preparation of these consolidated financial statements, estimates and assumptions have been made by management including, among others, costs to complete contracts, an assessment of percentage of completion of projects, the selection of useful lives of tangible and intangible assets, fair value of reporting units used for goodwill impairment testing, expected future cash flows from long lived assets to support impairment tests, provisions necessary for trade receivables, amounts of deferred taxes and income tax contingencies. Actual results could differ from these estimates.
The financial reporting of contracts depends on estimates, which are assessed continually during the term of those contracts. Recognized revenues and income are subject to revisions as the contract progresses to completion and changes in estimates are reflected in the period in which the facts that give rise to the revisions become known. Additional information that enhances and refines the estimating process that is obtained after the balance sheet date, but before issuance of the financial statements is reflected in the financial statements.
Cash and cash equivalents
Cash and cash equivalents consist of cash on deposit and high quality, short term money market instruments with an original maturity of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Accounts receivable-trade
Trade accounts receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus receivables do not bear interest, although a finance charge may be applied to amounts past due. The Company maintains an allowance for doubtful accounts for estimated losses that may result from the inability of its customers to make required payments. Such allowances are based upon several factors including, but not limited to, credit approval practices, industry and customer historical experience as well as the current and projected financial condition of the specific customer. Accounts receivable outstanding longer than contractual terms are considered past due. The Company writes off accounts receivable to the allowance for doubtful accounts when they become uncollectible. Any payments subsequently received on receivables previously written off are credited to bad debt expense.
The change in amounts of the allowance for doubtful accounts during the three year period ended December 31, 2015 is as follows (in thousands):

Period ended	Balance at beginning of period	Charged to expense	Deductions or other	Balance at end of period
December 31, 2013	$5,891	$2,925	$(3,091)	$5,725
December 31, 2014	5,725	2,492	(2,571)	5,646
December 31, 2015	5,646	4,358	(1,885)	8,119
Inventories
Inventory consisting of finished goods and materials and supplies held for resale is carried at the lower of cost or market. For certain operations, cost, which includes the cost of raw materials and labor for finished goods, is determined on a first-in first-out basis. For other operations, this cost is determined on an average cost basis. Market means current replacement cost except that (1) market should not exceed net realizable value and (2) market should not be less than net realizable value reduced by an allowance for a normal profit margin. The Company continuously evaluates inventories, based on an analysis of inventory levels, historical sales experience and future sales forecasts, to determine obsolete, slow-moving and excess inventory. Adjustments to reduce such inventory to its estimated recoverable value have been recorded by management.
Property and equipment
Property and equipment are stated at cost less accumulated depreciation. Equipment held under capital leases are stated at the present value of minimum lease payments. Expenditures for property and equipment and for items which substantially increase the useful lives of existing assets are capitalized at cost and depreciated over their estimated useful life utilizing the straight-line method. Routine expenditures for repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of assets, generally three to thirty years. Property and equipment held under capital leases are amortized straight-line over the shorter of the lease term or estimated useful life of the asset. Gains or losses resulting from the disposition of assets are recognized in income, and the related asset cost and accumulated depreciation are removed from the accounts. Assets acquired in connection with business combinations are recorded at fair value.
Rental equipment consists of equipment leased to customers under operating leases. Rental equipment is recorded at cost and depreciated using the straight-line method over the estimated useful life of three to ten years.
The Company reviews long-lived assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. In performing the review for impairment, future cash flows expected to result from the use of the asset and its eventual disposal are estimated. If the undiscounted future cash flows are less than the carrying amount of the assets, there is an indication that the asset may be impaired. The amount of the impairment is measured as the difference between the carrying value and the estimated fair value of the asset. The fair value is determined either through the use of an external valuation, or by means of an analysis of discounted future cash flows based on expected utilization. The impairment loss recognized represents the excess of the assets carrying value as compared to its estimated fair value. For the years ended December 31, 2015, 2014 and 2013, no impairments were recorded.
To the extent that asset retirement obligations are incurred, the Company records the fair value of an asset retirement obligation as a liability in the period in which the associated legal obligation is incurred. The fair values of these

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

obligations are recorded as liabilities on a discounted basis. The costs associated with these liabilities are capitalized as part of the related assets and depreciated. Over time, the liabilities are accreted for any change in their present value.
Goodwill and intangible assets
For goodwill and intangible assets with indefinite lives, an assessment for impairment is performed annually or when there is an indication an impairment may have occurred. The Company completes its annual impairment test for goodwill and other indefinite-lived intangibles using an assessment date of October 1. Goodwill is reviewed for impairment by comparing the carrying value of each of our six reporting unit’s net assets (including allocated goodwill) to the fair value of the reporting unit. The fair value of the reporting units is determined using a discounted cash flow approach. Determining the fair value of a reporting unit requires the use of estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, weighted average costs of capital, a terminal growth rate, and future market conditions, among others. The Company believes that the estimates and assumptions used in impairment assessments are reasonable. If the reporting unit’s carrying value is greater than its fair value, a second step is performed whereby the implied fair value of goodwill is estimated by allocating the fair value of the reporting unit in a hypothetical purchase price allocation analysis. The Company recognizes a goodwill impairment charge for the amount by which the carrying value of goodwill exceeds its fair value. Any impairment losses are reflected in operating income. Due to the further deterioration of market conditions for our products, the Company performed the impairment test on all six reporting units, and recorded $123.2 million of impairment losses for its Subsea reporting unit for the year ended December 31, 2015. If these market conditions continue to exist, the Company may have additional impairment charges in its reporting units in the future. In 2014 and 2013, no goodwill impairment losses were recorded.
Intangible assets with definite lives comprised of customer and distributor relationships, non-compete agreements, and patents are amortized on a straight-line basis over the life of the intangible asset, generally three to seventeen years. These assets are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In the fourth quarter of 2015, $1.9 million of intangible assets were written off related to trade names no longer in use. No impairments to intangible assets were recorded in 2014 and 2013. Refer to Note 7, Goodwill and intangible assets, for further discussion.
Recognition of provisions for contingencies
In the ordinary course of business, the Company is subject to various claims, suits and complaints. The Company, in consultation with internal and external advisors, will provide for a contingent loss in the consolidated financial statements if it is probable that a liability has been incurred at the date of the consolidated financial statements and the amount can be reasonably estimated. If it is determined that the reasonable estimate of the loss is a range and that there is no best estimate within the range, provision will be made for the lower amount of the range. Legal costs are expensed as incurred.
An assessment is made of the areas where potential claims may arise under the contract warranty clauses. Where a specific risk is identified and the potential for a claim is assessed as probable and can be reasonably estimated, an appropriate warranty provision is recorded. Warranty provisions are eliminated at the end of the warranty period except where warranty claims are still outstanding. The liability for product warranty is included in other accrued liabilities on the consolidated balance sheet.
Changes in the Company’s warranty liability were as follows (in thousands):

Period ended	Balance at beginning of period	Charged to expense	Deductions or other	Balance at end of period
December 31, 2013	$3,777	$3,442	$(1,939)	$5,280
December 31, 2014	5,280	2,588	(2,554)	5,314
December 31, 2015	5,314	5,539	(5,156)	5,697
Revenue recognition and deferred revenue
Revenue is recognized when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery of the equipment has occurred or services have been rendered, (c) the price of the product or service

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

is fixed and determinable and (d) collectability is reasonably assured. Revenue from product sales, including shipping costs, is recognized as title passes to the customer, which generally occurs when items are shipped from the Company’s facilities. Revenue from services is recognized when the service is completed to the customer’s specifications.
Customers are sometimes billed in advance of services performed or products manufactured, and the Company recognizes the associated liability as deferred revenue.
Revenue generated from long-term contracts typically longer than six months in duration are recognized on the percentage-of-completion method of accounting. The Company recognizes revenue and cost of goods sold each period based upon the advancement of the work-in-progress unless the stage of completion is insufficient to enable a reasonably certain forecast of profit to be established. In such cases, no profit is recognized during the period. The percentage-of-completion is calculated based on the ratio of costs incurred to-date to total estimated costs, taking into account the level of completion. The percentage-of-completion method requires management to calculate reasonably dependable estimates of progress toward completion of contract revenues and contract costs. Whenever revisions of estimated contract costs and contract values indicate that the contract costs will exceed estimated revenues, thus creating a loss, a provision for the total estimated loss is recorded in that period.
Primarily related to the remotely operated vehicles ("ROVs"), which may take longer to manufacture, accounting estimates during the course of the project may change. The effect of such a change, which can be upward as well as downward, is accounted for in the period of change and the cumulative income recognized to date is adjusted to reflect the latest estimates. These revisions to estimates are accounted for on a prospective basis.
On a contract by contract basis, cost and profit in excess of billings represents the cumulative revenue recognized less the cumulative billings to the customer. Similarly, billings in excess of costs and profits represent the cumulative billings to the customer less the cumulative revenue recognized.
Revenue from the rental of equipment or providing of services is recognized over the period when the asset is rented or services are rendered and collectability is reasonably assured. Rates for asset rental and service provision are priced on a per day, per man hour, or similar basis.
Concentration of credit risk
Financial instruments which potentially subject the Company to credit risk include trade accounts receivable. Trade accounts receivable consist of uncollateralized receivables from domestic and internationally based customers. For the years ended December 31, 2015, 2014 and 2013, no one customer accounted for 10% or more of the total revenue or 10% more of the total accounts receivable balance at the end of the respective period.
Share-based compensation
The Company measures all share-based compensation awards at fair value on the date they are granted to employees and directors, and recognizes compensation cost, net of forfeitures, over the requisite service period for awards with only a service condition, and over a graded vesting period for awards with service and performance or market conditions.
The fair value of share-based compensation awards with market conditions is measured using a lattice model and in accordance with Accounting Standards Codification ("ASC") 718, is not adjusted based on actual achievement of the performance goals. The Black-Scholes option pricing model is used to measure the fair value of options. The following sections address the assumptions used related to the Black-Scholes option pricing model:
Expected life
The expected term of stock options represents the period the stock options are expected to remain outstanding and is based on the simplified method, which is the weighted average vesting term plus the original contractual term divided by two. The Company uses the simplified method due to a lack of sufficient historical share option exercise experience upon which to estimate an expected term.
Expected volatility
Expected volatility measures the amount that a stock price has fluctuated or is expected to fluctuate during a period and is estimated based on a weighted average of the Company's historical stock price.
Dividend yield
The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future. Therefore, a zero expected dividend yield was used in the valuation model.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Risk-free interest rate
The risk-free interest rate is based on United States Treasury zero-coupon issues with remaining terms similar to the expected term on the options.
Forfeitures
The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the stock-based compensation expense could be different from what the Company has recorded in the current period. Historically, estimated forfeitures have been in line with actual forfeitures.
Income taxes
The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the carrying amounts and tax bases of the Company’s assets and liabilities at the balance sheet date, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period in which the change occurs. The Company records a valuation allowance in each reporting period when management believes that it is more likely than not that any deferred tax asset created will not be realized.
Accounting guidance for income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. If a tax position meets the "more likely than not" recognition criteria, accounting guidance requires the tax position be measured at the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement.
Earnings per share
Basic earnings per share for all periods presented equals net income divided by the weighted average number of the shares of the Company’s common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of the Company’s common stock outstanding during the period as adjusted for the dilutive effect of the Company’s stock options, restricted share plans and warrants.
The exercise price of each option is based on the Company’s stock price at the date of grant. There is no dilutive effect for the year 2015 since the Company is in a net loss position. The diluted earnings per share calculation excludes approximately 0.5 million stock options, and 0.3 million stock options and warrants for the years ended December 31, 2014 and 2013, respectively, because they were anti-dilutive as the option exercise price or warrant conversion price was greater than the average market price of the common stock.
The following is a reconciliation of the number of shares used for the basic and diluted earnings per share computations (shares in thousands):

	December 31,
	2015	2014	2013
Basic weighted average shares outstanding	89,908	92,628	90,697
Dilutive effect of stock option, restricted share plan and warrants	—	2,680	3,907
Diluted weighted average shares outstanding	89,908	95,308	94,604
Non-U.S. local currency translation
The Company operates globally and its primary functional currency is the U.S. dollar ($). The majority of the Company’s non-U.S. operations have designated the local currency as their functional currency. Financial statements of these non-U.S. operations are translated into U.S. dollars using the current rate method whereby assets and liabilities are translated at the balance sheet rate and income and expenses are translated into U.S. dollars at the average exchange rates in effect during the period. The resultant translation adjustments are reported as a component of accumulated other comprehensive income (loss) within stockholders’ equity.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Noncontrolling interest
Noncontrolling interests are classified as equity in the consolidated balance sheets. Net earnings include the net earnings for both controlling and noncontrolling interests, with disclosure of both amounts on the consolidated statements of earnings.
Fair value
The carrying amounts for financial instruments classified as current assets and current liabilities approximate fair value, due to the short maturity of such instruments. The book values of other financial instruments, such as the Company’s debt related to the Credit Facility, approximates fair value because interest rates charged are similar to other financial instruments with similar terms and maturities and the rates vary in accordance with a market index.
For the financial assets and liabilities disclosed at fair value, fair value is determined as the exit price, or the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The established fair value hierarchy divides fair value measurement into three broad levels:

•	Level 1 - inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

•	Level 2 - inputs other than quoted prices included within Level 1 that are observable for the assets or liability, either directly or indirectly; and

•	Level 3 - inputs are unobservable for the asset or liability, which reflect the best judgment of management.
The financial assets and liabilities that are disclosed at fair value for disclosure purposes are categorized in one of the above three levels based on the lowest level input that is significant to the fair value measurement in its entirety. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment.
Recent accounting pronouncements
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board ("FASB"), which are adopted by the Company as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s consolidated financial statements upon adoption.
In February 2016, the FASB issued Accounting Standards Update ("ASU") No.2016-02, Leases.  Under this new guidance, lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than twelve months. The standard will take effect for public companies for fiscal years, and interim periods within those fiscal years, beginning after Dec. 15, 2018.  The Company is currently evaluating the impact of the adoption of this guidance.
In November 2015, the FASB issued ASU No. 2015-17, Simplifying the Presentation of Deferred Income Tax, which requires deferred tax liabilities and assets to be classified as non-current in a classified statement of financial position. The amendments in this Update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this Update. The new standard will be effective for public companies for the fiscal year beginning after December 15, 2016, including interim periods within those fiscal years. The Company has early adopted the guidance prospectively as of December 31, 2015, which resulted in the reclassification of its current deferred tax assets and liabilities into non-current in the consolidated balance sheet as of December 31, 2015. No prior periods were retrospectively adjusted. Refer to Note 9 Income taxes for further information related to the early adoption of this guidance.
In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments. This new standard specifies that an acquirer in a business combination should recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined, eliminating the current requirement to retrospectively account for these adjustments. Additionally, the full effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts should be recognized in the same period as the adjustments to the provisional amounts. The new standard will be effective for the Company for the fiscal year beginning January 1, 2016 and interim periods thereafter. The guidance is not expected to have a material impact on the consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

In August 2015, the FASB issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Cost Associated with Line of Credit Arrangements, which confirms that fees related to line of credit arrangements are not addressed in ASU 2015-03, and the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line of credit arrangement, regardless of whether there are any outstanding borrowings on the line of credit arrangement. The new standard will be effective for us for the fiscal year beginning January 1, 2016 and interim periods thereafter. The Company has elected to continue to present the debt issuance costs associated with line of credit arrangements as assets.
In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, which requires companies to measure inventory at the lower of cost or net realizable value rather than at the lower of cost or market. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The new standard will be effective for the Company for the fiscal year beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the impacts of the adoption of this guidance.
In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires deferred financing costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability. The new standard will be effective for the Company for the fiscal year beginning January 1, 2016 and interim periods thereafter. The guidance is not expected to have a material impact on the consolidated financial statements. The Company has early adopted the guidance retrospectively for the debt issuance costs related to its Senior Notes as of December 31, 2015 and has adjusted financial statements of prior years.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern. The new standard requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity's ability to continue as a going concern for both annual and interim reporting periods. The guidance is effective for the Company for the fiscal year beginning January 1, 2016 and interim periods thereafter. The guidance is not expected to have a material impact on the consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The comprehensive new standard will supersede existing revenue recognition guidance and require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. Adoption of the new rules could affect the timing of revenue recognition for certain transactions. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years and one requiring prospective application of the new standard with disclosure of results under old standards. The new standard is to be effective for the fiscal year beginning after December 15, 2017. Companies are able to early adopt the pronouncement, however not before fiscal years beginning after December 15, 2016. The Company is currently evaluating the impacts of the adoption and the implementation approach to be used.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

3. Acquisitions
2015 Acquisition
Effectively February 2015, the Company completed the acquisition of J-Mac Tool, Inc. (“J-Mac”) for aggregate consideration of approximately $61.9 million. J-Mac is a Fort Worth, Texas based manufacturer of high quality hydraulic fracturing pumps, power ends, fluid ends and other pump accessories. J-Mac is included in the Completions segment. As the value of certain assets and liabilities are preliminary in nature, they are subject to adjustment as additional information is obtained about the facts and circumstances that existed at the acquisition date, including any post-closing purchase price adjustments. When the valuation is final, any changes to the preliminary valuation of acquired assets and liabilities could result in adjustments to identified intangibles and goodwill. The following table summarizes the current fair values of the assets acquired and liabilities assumed at the date of the acquisition (in thousands):

2015 Acquisition
Current assets, net of cash acquired	$36,174
Property and equipment	11,506
Intangible assets (primarily customer relationships)	10,400
Tax-deductible goodwill	13,977
Current liabilities	(10,129)
Long term liabilities	(22)
Net assets acquired	$61,906
Revenue and net income related to the 2015 acquisition were not significant for the year ended December 31, 2015. Pro forma results of operations for the 2015 acquisition have not been presented because the effects were not material to the consolidated financial statements.
2014 Acquisition
Effective May 1, 2014, the Company completed the acquisition of Quality Wireline & Cable, Inc. ("Quality") for consideration of $38.3 million. Quality is a Calgary, Alberta based manufacturer of high-performance cased-hole electro-mechanical wireline cables and specialty cables for the oil and gas industry. Quality is included in the Drilling & Subsea segment. The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the acquisition (in thousands):

2014 Acquisition
Current assets, net of cash acquired	$7,596
Property and equipment	3,837
Intangible assets (primarily customer relationships)	11,527
Non-tax-deductible goodwill	20,573
Current liabilities	(1,615)
Deferred tax liabilities	(3,629)
Net assets acquired	$38,289
Revenue and net income related to the 2014 acquisition were not significant for the year ended December 31, 2014. Pro forma results of operations for the 2014 acquisition have not been presented because the effects were not material to the consolidated financial statements.
4. Investment in unconsolidated subsidiary
Effective July 1, 2013, the Company jointly purchased Global Tubing, LLC ("Global Tubing") with an equal partner, with Global Tubing's management retaining a small interest. Global Tubing is a Dayton, Texas based provider of coiled tubing strings and related services. The Company's equity investment is reported in the Completions segment and is

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

accounted for using the equity method of accounting. As Global Tubing's products are complementary to the Company’s well intervention and stimulation products and the investment's business is integral to the Company's operations, the earnings from the equity investment are included within operating income (loss).
Condensed financial data for the equity investment in the unconsolidated subsidiary is summarized as follows:

	December 31, 2015	December 31, 2014
Current assets	$56,160	$69,281
Long-term assets	145,965	143,764
Current liabilities	10,861	17,835
Long-term liabilities	95,000	115,000

	Year ended December 31,
	2015	2014
Net revenues	$103,532	$141,708
Gross profit	45,333	68,086
Net income	30,888	52,590
The Company's earnings from equity investment	14,824	25,164
5. Inventories
The Company's significant components of inventory at December 31, 2015 and 2014 were as follows (in thousands):

	December 31, 2015	December 31, 2014
Raw materials and parts	$148,372	$153,768
Work in process	38,381	50,913
Finished goods	315,256	286,290
Gross inventories	502,009	490,971
Inventory reserve	(77,888)	(29,456)
Inventories	$424,121	$461,515
The change in the amounts of the inventory reserve during the three year period ended December 31, 2015 is as follows (in thousands):

Period ended	Balance at beginning of period	Charged to expense	Deductions or other	Balance at end of period
December 31, 2013	$21,125	$10,093	$(4,799)	$26,419
December 31, 2014	26,419	8,171	(5,134)	$29,456
December 31, 2015	29,456	51,917	(3,485)	$77,888

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

6. Property and equipment
Property and equipment consists of the following (in thousands):

	Estimated useful lives	December 31,
		2015	2014
Land		$11,467	$10,200
Buildings and leasehold improvements	7-30	83,983	74,829
Computer equipment	3-5	39,986	35,419
Machinery & equipment	5-10	128,879	116,157
Furniture & fixtures	3-10	6,866	7,125
Vehicles	3-5	10,090	10,615
Construction in progress		5,841	16,023
		287,112	270,368
Less: accumulated depreciation		(121,713)	(105,806)
Property & equipment, net		165,399	164,562

Rental equipment	3-10	76,908	78,709
Less: accumulated depreciation		(55,640)	(53,297)
Rental equipment, net		21,268	25,412

Total property & equipment, net		$186,667	$189,974
Depreciation expense was $38.4 million, $37.4 million and $36.2 million for the years ended December 31, 2015, 2014 and 2013.
7. Goodwill and intangible assets
Goodwill
The changes in the carrying amount of goodwill from January 1, 2014 to December 31, 2015, were as follows (in thousands):

	Drilling & Subsea		Completions		Production & Infrastructure		Total
	2015	2014	2015	2014	2015	2014	2015	2014
Goodwill Balance at January 1, net	$472,891	$495,270	$307,448	$288,564	$18,142	$18,484	$798,481	$802,318
Acquisitions, net of dispositions	—	(3,655)	13,977	20,573	—	—	13,977	16,918
Impairment	(123,200)	—	—	—	—	—	(123,200)	—
Impact of non-U.S. local currency translation	(15,096)	(18,724)	(4,511)	(1,689)	(615)	(342)	(20,222)	(20,755)
Goodwill Balance at December 31, net	$334,595	$472,891	$316,914	$307,448	$17,527	$18,142	$669,036	$798,481
Goodwill and intangible assets with indefinite lives are assessed for impairment annually or whenever an event indicating impairment may have occurred. During the year ended December 31, 2015, the Company elected to change the date of the Company's annual assessments of goodwill and indefinite lived intangible assets impairment from December 31 to October 1. This is a change in method of applying an accounting principle, which management believes is a preferable alternative as it better aligns the timing of the assessment with our planning and forecasting process and alleviates constraints on accounting resources during our annual reporting process. The change in the assessment date does not delay, accelerate, or avoid a potential impairment charge.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

At October 1, 2015, the Company performed its annual impairment test on each of the reporting units and concluded that there had been no impairment because the estimated fair values of each of those reporting units exceeded its carrying value. Relevant events and circumstances which could have a negative impact on goodwill include: macroeconomic conditions; industry and market conditions, such as commodity prices; operating cost factors; overall financial performance; the impact of dispositions and acquisitions; and other entity-specific events. Further declines in commodity prices or sustained lower valuation for the Company's common stock could indicate a reduction in the estimate of reporting unit fair value which, in turn, could lead to an impairment of reporting unit goodwill.
After October 1, 2015, the Company continued to monitor events and circumstances which could have a negative impact on estimates of reporting unit fair value. Commodity prices have remained at low levels and the active rig count has continued to decline resulting in a significant decline in the Company’s market capitalization. While the Company incorporated a downturn into its forecasts in this October 1 annual test, several factors occurred late in the fourth quarter of 2015 that indicated an occurrence of further declines in market activity.  These factors include: 1) the Organization of Petroleum Exporting Countries confirmed that its members would not reduce production even in the face of low commodity prices and excess global oil supply; 2) oil prices declined further; 3) a consensus expectation developed that oil prices would stay lower for longer than previously expected; 4) exploration and production companies significantly decreased their budgets as the demand for oil and gas was lower and production was significantly less economical for them; and 5) macroeconomic concerns developed regarding a slowdown in the global economy. Due to this further deterioration of market conditions for our products, the Company performed an impairment test on all six reporting units. The Company identified and recorded an impairment charge of $123.2 million for its Subsea reporting unit for the year ended December 31, 2015. If these market conditions continue to exist, the Company may have additional impairment charges in its reporting units in the future. Following the impairment charge, at December 31, 2015, our Subsea reporting unit has a remaining balance of $73 million in goodwill. Further declines in commodity prices or sustained lower valuation for the Company's common stock could indicate a reduction in the estimate of reporting unit fair value which, in turn, could lead to an additional impairment charges associated with goodwill.
The fair values were determined using the net present value of the expected future cash flows for each reporting unit. During the Company’s goodwill impairment analysis, the Company determines the fair value of each of its reporting units as a whole using a discounted cash flow analysis, which requires significant assumptions and estimates about the future operations of each reporting unit. The assumptions about future cash flows and growth rates are based on our current budget for 2016 and for future periods, as well as our strategic plans and management’s beliefs about future activity levels. The discount rate we used for future periods could change substantially if the cost of debt or equity were to significantly increase or decrease, or if we were to choose different comparable companies in determining the appropriate discount rate for our reporting units. Forecasted cash flows in future periods were estimated using a terminal value calculation, which considered long-term earnings growth rates. Accumulated impairment losses on goodwill were $168.8 million and $45.6 million as of December 31, 2015, and 2014. There was no impairment of goodwill during the years ended December 31, 2014 and 2013.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Intangible assets
At December 31, 2015 and 2014, intangible assets consisted of the following, respectively (in thousands):

	December 31, 2015
	Gross carrying amount	Accumulated amortization	Net amortizable intangibles	Amortization period (in years)
Customer relationships	$280,297	$(101,636)	$178,661	4-15
Patents and technology	34,140	(10,264)	23,876	5-17
Non-compete agreements	7,269	(6,292)	977	3-6
Trade names	45,446	(15,890)	29,556	10-15
Distributor relationships	22,160	(13,810)	8,350	8-15
Trademark	5,230	—	5,230	Indefinite
Intangible Assets Total	$394,542	$(147,892)	$246,650

	December 31, 2014
	Gross carrying amount	Accumulated amortization	Net amortizable intangibles	Amortization period (in years)
Customer relationships	$284,120	$(84,947)	$199,173	4-15
Patents and technology	31,069	(8,074)	22,995	5-17
Non-compete agreements	7,086	(5,761)	1,325	3-6
Trade names	48,149	(14,747)	33,402	10-15
Distributor relationships	22,160	(12,546)	9,614	8-15
Trademark	5,230	—	5,230	Indefinite
Intangible Assets Total	$397,814	$(126,075)	$271,739
Intangible assets with definite lives are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. During the year ended December 31, 2015, an impairment loss of $1.9 million was recorded on certain intangible assets within the Drilling and Subsea segment. The impaired intangible assets included trade names that were no longer in use and is recorded under "Impairment of intangible assets and goodwill" in the consolidated statement of comprehensive income (loss). No indicators of intangible asset impairment occurred during the years ended December 31, 2014 and 2013.
Amortization expense was $27.3 million, $27.7 million and $24.4 million for the years ended December 31, 2015, 2014 and 2013, respectively. The total weighted average amortization period is 14 years and the estimated future amortization expense for the next five years is as follows (in thousands):

Year ending December 31,
2016	$26,993
2017	26,647
2018	26,566
2019	26,324
2020	24,295

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

8. Debt
Notes payable and lines of credit as of December 31, 2015 and 2014 consisted of the following (in thousands):

	December 31, 2015	December 31, 2014
6.25% Senior notes due October 2021	$400,000	$400,000
Unamortized debt premium	2,395	2,801
Debt issuance cost	(6,425)	(7,526)
Senior secured revolving credit facility	—	25,000
Other debt	299	1,049
Total debt	396,269	421,324
Less: current maturities	(253)	(840)
Long-term debt	$396,016	$420,484
Senior Notes Due 2021
In October 2013, the Company issued $300.0 million of 6.25% senior unsecured notes due 2021 at par, and in November 2013, the Company issued an additional $100.0 million aggregate principal amount of the notes at a price of 103.25% of par, plus accrued interest from October 2, 2013 (the "Senior Notes"). The Senior Notes bear interest at a rate of 6.25% per annum, payable on April 1 and October 1 of each year, and mature on October 1, 2021. Net proceeds from the issuance of approximately $394.0 million, after deducting initial purchasers' discounts and offering expenses and excluding accrued interest paid by the purchasers, were used for the repayment of the then-outstanding term loan balance and a portion of the revolving Credit Facility balance.
The terms of the Senior Notes are governed by the indenture, dated October 2, 2013 (the “Indenture”), between the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Senior Notes are senior unsecured obligations, and are guaranteed on a senior unsecured basis by the Company’s subsidiaries that guarantee the Amended Facility and rank junior to, among other indebtedness, the Amended Facility to the extent of the value of the collateral securing the Amended Facility. The Senior Notes contain customary covenants including some limitations and restrictions on the Company’s ability to pay dividends on, purchase or redeem its common stock or purchase or redeem its subordinated debt; make certain investments; incur or guarantee additional indebtedness or issue certain types of equity securities; create certain liens, sell assets, including equity interests in its restricted subsidiaries; redeem or prepay subordinated debt; restrict dividends or other payments of its restricted subsidiaries; consolidate, merge or transfer all or substantially all of its assets; engage in transactions with affiliates; and create unrestricted subsidiaries. Many of these restrictions will terminate if the Senior Notes become rated investment grade. The Indenture also contains customary events of default, including nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, failure to pay certain judgments and certain events of bankruptcy and insolvency. The Company is required to offer to repurchase the Senior Notes in connection with specified change in control events or with excess proceeds of asset sales not applied for permitted purposes.
The Company may redeem the Senior Notes due 2021:

•	beginning on October 1, 2016 at a redemption price of 104.688% of their principal amount plus accrued and unpaid interest and additional interest, if any; then

•	at a redemption price of 103.125% of their principal amount plus accrued and unpaid interest and additional interest, if any, for the twelve-month period beginning October 1, 2017; then

•	at a redemption price of 101.563% of their principal amount plus accrued and unpaid interest and additional interest, if any, for the twelve-month period beginning October 1, 2018; and then

•	at a redemption price of 100.000% of their principal amount plus accrued interest and unpaid interest and additional interest, if any, beginning on October 1, 2019.

•
We may also redeem some or all of the Senior Notes due 2021 before October 1, 2016 at a redemption price of 100.000% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus an applicable premium.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

•
In addition, before October 1, 2016, we may redeem up to 35% of the aggregate principal amount with the proceeds of certain equity offerings at 106.250% of their principal amount plus accrued and unpaid interest and additional interest, if any; we may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount originally issued remains outstanding.

Credit Facility
The Company had a Credit Facility, with a maturity date of November 2018, with several financial institutions as lenders, which provides for a $600.0 million credit facility with up to $75.0 million available for letters of credit and up to $25.0 million in swingline loans. As of December 31, 2015, we had no of borrowings outstanding under our Credit Facility, $12.7 million of outstanding letters of credit and the capacity to borrow an additional $323.7 million under the Credit Facility. Weighted average interest rates under the Credit Facility at December 31, 2015 and 2014 were approximately 2.00%
On February 25, 2016, the Company amended its senior secured Credit Facility to reduce commitment fees and provide borrowing capacity for general corporate purposes. The Amended Facility provides for a $200.0 million revolving credit line, including up to $25.0 million available for letters of credit and up to $10.0 million in swingline loans. Availability under the Amended Facility is subject to a borrowing base calculated by reference to eligible accounts receivable in the United States, United Kingdom and Canada, eligible inventory in the United States, and cash on hand.
The Company was in compliance with all financial covenants under the Credit Facility at December 31, 2015 and through the effective date of the Amended Facility. The Company anticipates that it will continue to be in compliance with the Amended Facility throughout 2016.
Subject to terms of the Amended Facility, the Company has the ability to increase the revolving credit facility by an additional $150.0 million.
The Amended Facility contains covenants which require the Company, on a consolidated basis, to maintain specified financial ratios or conditions summarized as follows:

•
Senior secured debt to adjusted EBITDA of not more than 4.50 to 1.0 for the period from February 25, 2016 through December 31, 2016, not more than 4.0 to 1.0 for the period from January 1, 2017 through December 31, 2017 and not more than 3.50 to 1.0 for the period from January 1, 2018 through the termination of the facility; and

•
A fixed charge coverage ratio of not more than 1.25 to 1.0. This ratio is measured as EBITDA minus maintenance capital expenditures minus taxes paid in cash divided by scheduled principal and interest payments.The fixed charge coverage ratio is tested only if availability under the Amended Facility falls below certain levels.

Other debt
Other debt consists primarily of various capital leases of equipment.
Debt issue costs
The Company has incurred loan costs that have been capitalized and are amortized to interest expense over the term of the Senior Notes and the Credit Facility. As a result, approximately $2.6 million, $2.6 million and $2.2 million were amortized to interest expense for the years ended December 31, 2015, 2014 and 2013, respectively. The estimated term over which debt issue costs related to the term loan were being amortized was revised in connection with the repayment of the term loan from the issuance of the Senior Notes. Accordingly, debt issue costs of $2.1 million that had been previously capitalized were charged to expense in 2013.
The Company reclassified $6.4 million and $7.5 million of deferred loan costs related to the Senior Notes to Long term Debt as of December 31, 2015 and December 31, 2014, respectively.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Future payments
Future principal payments under long-term debt for each of the years ending December 31 are as follows (in thousands):

2016	$253
2017	46
2018	—
2019	—
2020	—
Thereafter	400,000
Total future payment	$400,299
Add: Unamortized debt premium	2,395
Less: Debt issuance cost	(6,425)
Total debt	$396,269
9. Income taxes
The components of the Company's income before income taxes for the years ended December 31, 2015, 2014 and 2013 are as follows (in thousands):

	2015	2014	2013
U.S.	$(114,862)	$127,270	$108,680
Non-U.S.	(19,461)	115,252	77,402
Income (loss) before income taxes	$(134,323)	$242,522	$186,082
The Company’s provision (benefit) for income taxes from continuing operations for the years ended December 31, 2015, 2014 and 2013 are as follows (in thousands):

	2015	2014	2013
Current
U.S. Federal and state	$43	$47,100	$20,589
Non-U.S.	8,264	24,315	20,748
Total current	8,307	71,415	41,337
Deferred
U.S. Federal and state	(19,071)	(2,080)	16,317
Non-U.S.	(4,175)	(1,190)	(1,176)
Total deferred	(23,246)	(3,270)	15,141
Provision for income tax expense (benefit)	$(14,939)	$68,145	$56,478

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

The reconciliation between the actual provision for income taxes from continuing operations and that computed by applying the U.S. statutory rate to income before income taxes and noncontrolling interests are outlined below (in thousands):

	2015		2014		2013
Income tax expense (benefit) at the statutory rate	$(47,013)	35.0%	$84,882	35.0%	$65,129	35.0%
State taxes, net of federal tax benefit	(1,157)	0.9%	4,132	1.7%	3,428	1.9%
Non-U.S. operations	6,300	(4.7)%	(15,060)	(6.2)%	(6,908)	(3.7)%
Domestic incentives	(250)	0.2%	(4,412)	(1.8)%	(2,544)	(1.4)%
Prior year federal, non-U.S. and state tax	(518)	0.4%	(1,692)	(0.7)%	(4,059)	(2.2)%
Nondeductible expenses	279	(0.2)%	663	0.3%	1,341	0.7%
Goodwill impairment	27,210	(20.3)%	—	—%	—	—%
Other	210	(0.2)%	(368)	(0.2)%	91	0.1%
Provision for income tax expense (benefit)	$(14,939)	11.1%	$68,145	28.1%	$56,478	30.4%
The primary components of deferred taxes include (in thousands):

	2015	2014
Deferred tax assets
Reserves and accruals	$7,174	$10,387
Inventory	29,154	12,679
Stock awards	9,350	7,892
Other	544	820
Net operating loss and other tax credit carryforwards	1,673	365
Total deferred tax assets	47,895	32,143
Deferred tax liabilities
Property and equipment	(16,925)	(21,947)
Goodwill and intangible assets	(68,635)	(73,215)
Investment in unconsolidated subsidiary	(10,764)	(11,259)
Unremitted non-U.S. earnings	(740)	(740)
Prepaid expenses and other	(1,151)	(781)
Total deferred tax liabilities	(98,215)	(107,942)
Net deferred tax liabilities	$(50,320)	$(75,799)
At December 31, 2015, the Company had $1.9 million U.S. net operating loss carryforwards and $0.7 million state net operating losses. The losses will expire no later than 2035 if they are not utilized prior to that date. The Company had $3.5 million of non-U.S. net operating loss carryforwards with indefinite expiration dates. The Company anticipates being able to fully utilize the losses prior to their expiration.
At December 31, 2015, the Company had no foreign tax credit carryforwards.
Goodwill from certain acquisitions is tax deductible due to the acquisition structure as an asset purchase or due to tax elections made by the Company and the respective sellers at the time of acquisition.
The Company believes that it is more likely than not that deferred tax assets at December 31, 2015 and 2014 will be utilized to offset future taxable income and the reversal of taxable temporary differences. Consequently, no valuation allowance has been recorded in the financial statements.
As discussed in Note 2, "Recent Accounting Pronouncements", during the fourth quarter of 2015, the Company elected to early adopt the recently issued guidance requiring all deferred tax assets and deferred tax liabilities to be presented as non-current on the consolidated balance sheet. Adoption of this guidance resulted in the reclassification of the current deferred tax assets and liabilities to non-current in our consolidated balance sheet as of December 31, 2015.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

This guidance has been adopted on a prospective basis, and therefore, prior periods have not been retrospectively adjusted and continue to reflect current and non-current classification as historically presented.
Taxes are provided as necessary with respect to non-U.S. earnings that are not permanently reinvested. For all other non-U.S. earnings, no U.S. taxes are provided because such earnings are intended to be reinvested indefinitely to finance non-U.S. activities. The determination of the amount of the unrecognized deferred tax liability for temporary differences related to investments in non-US subsidiaries is not practicable.
The Company files income tax returns in the U.S. as well as in various states and non-U.S. jurisdictions. With few exceptions, the Company is no longer subject to income tax examination by tax authorities in these jurisdictions prior to 2009.
The Company accounts for uncertain tax positions in accordance with guidance in FASB ASC 740, which prescribes the minimum recognition threshold a tax position taken or expected to be taken in a tax return is required to meet before being recognized in the financial statements. A reconciliation of the beginning and ending amount of uncertain tax positions is as follows (in thousands):

Balance at January 1, 2015	$6,256
Additional based on tax positions related to prior years	2,810
Reduction based on tax positions related to prior years	—
Lapse of statute of limitations	(656)
Balance at December 31, 2015	8,410
Deferred tax benefits on uncertain tax position related to U.S. and non-U.S. income tax	—
Net balance at December 31, 2015	$8,410
The total amount of unrecognized tax benefits at December 31, 2015 was $8.4 million, of which it is reasonably possible that $2.2 million could be settled during the next twelve-month period as a result of the conclusion of various tax audits or due to the expiration of the applicable statute of limitations. Substantially all of the unrecognized tax benefits at December 31, 2015 would impact the Company’s future effective income tax rate, if recognized.
The Company recognizes interest and penalties related to uncertain tax positions within the provision for income taxes in the consolidated statement of income. As of December 31, 2015 and 2014, we had accrued approximately $0.4 million and $0.2 million, respectively, in interest and penalties. During the years ended December 31, 2015 and 2014, we recognized no material change in the interest and penalties related to uncertain tax positions.
10. Fair value measurements
At December 31, 2015, the Company had no debt outstanding under the Credit Facility and all of the debt under this facility incurs interest at a variable interest rate and therefore, the carrying amount approximates fair value. The fair value of the debt is classified as a Level 2 measurement because interest rates charged are similar to other financial instruments with similar terms and maturities.
The fair value of the Company’s Senior Notes is estimated using Level 2 inputs in the fair value hierarchy and is based on quoted prices for those or similar instruments. At December 31, 2015, the fair value and the carrying value of the Company’s unsecured Senior Notes approximated $334.1 million and $402.5 million, respectively. At December 31, 2014, the fair value and the carrying value of the Company’s Senior Notes approximated $378.1 million and $402.8 million, respectively.
There were no other outstanding financial instruments as of December 31, 2015 and 2014 that required measuring the amounts at fair value on a recurring basis. The Company did not change its valuation techniques associated with recurring fair value measurements from prior periods and there were no transfers between levels of the fair value hierarchy during the year ended December 31, 2015.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

11. Commitments and contingencies
Litigation
In the ordinary course of business, the Company is, and in the future, could be involved in various pending or threatened legal actions, some of which may or may not be covered by insurance. Management has reviewed such pending judicial and legal proceedings, the reasonably anticipated costs and expenses in connection with such proceedings, and the availability and limits of insurance coverage, and has established reserves that are believed to be appropriate in light of those outcomes that are believed to be probable and can be estimated. The reserves accrued at December 31, 2015 and 2014 are immaterial. In the opinion of management, the Company's ultimate liability, if any, with respect to these actions is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.
Asbestos litigation
One of our subsidiaries has been named as one of many defendants in a number of product liability claims for alleged exposure to asbestos. These lawsuits are typically filed on behalf of plaintiffs who allege exposure to asbestos, against numerous defendants, often 40 or more, who may have manufactured or distributed products containing asbestos. The injuries alleged by plaintiffs in these cases range from mesothelioma and other cancers to asbestosis. The earliest claims against our subsidiary were filed in New Jersey in 1998, and our subsidiary currently has active cases in Missouri, New Jersey, New York, and Illinois. These complaints do not typically include requests for a specific amount of damages. The trademark for the product line with asbestos exposure was acquired in 1985. Our subsidiary has been successful in obtaining dismissals in many lawsuits where the exposure is alleged to have occurred prior to our acquisition of the trademark. The law in some states does not find purchasers of product lines to have tort liability for incidents occurring prior to the acquisition date unless they assumed the responsibility or in certain other circumstances. The law in certain other states on so called “successor liability” may be different or ambiguous in this regard. Most claimants alleging illnesses due to asbestos sue on the basis of exposure prior to 1985, as by that date the hazards of asbestos exposure were well known and asbestos had begun to fall into disuse in industrial settings. To date, asbestos claims have not had a material adverse effect on our business, financial condition, results of operations, or cash flow, as our annual out-of-pocket costs over the last five years has been less than $200,000. There are typically fewer than 100 cases filed against our subsidiary each year, and a similar number of cases are dismissed, settled or otherwise disposed of each year. We currently have fewer than 200 lawsuits pending against this subsidiary. Our subsidiary has over $17 million in face amount of insurance per occurrence and over $23 million of aggregate primary insurance coverage; a portion of the coverage has been eroded by payments made by insurers. In addition, our subsidiary has over $950 million in face amount of excess coverage applicable to the claims. There can be no guarantee that all of this can be collected due to policy terms and conditions and insurer insolvencies in the past or in the future. In January 2011, we entered into an agreement with seven of our primary insurers under which they have agreed to pay 80% of the costs of handling and settling each asbestos claim against the affected subsidiary. After an initial period, and under certain circumstances, our subsidiary and the subscribing insurers may withdraw from this agreement.
Portland Harbor Superfund litigation
In May 2009, one of the Company's subsidiaries (which is presently a dormant company with nominal assets except for rights under insurance policies) was named along with many defendants in a suit filed by the Port of Portland, Oregon seeking reimbursement of costs related to a five-year study of contaminated sediments at the port. In March 2010, the subsidiary also received a notice letter from the Environmental Protection Agency indicating that it had been identified as a potentially responsible party with respect to environmental contamination in the "study area" for the Portland Harbor Superfund Site. Under a 1997 indemnity agreement, the subsidiary is indemnified by a third party with respect to losses relating to environmental contamination. As required under the indemnity agreement, the subsidiary provided notice of these claims, and the indemnitor has assumed responsibility and is providing a defense of the claims. Although the Company believes that it is unlikely that the subsidiary contributed to the contamination at the Portland Harbor Superfund Site, the potential liability of the subsidiary and the ability of the indemnitor to fulfill its indemnity obligations cannot be quantified at this time.
Flow Valve litigation
On March 28, 2013 Flow Valve, LLC filed suit against the Company and others in the Eastern District of Oklahoma alleging patent infringement and requesting an injunction against continued infringement, accounting for damages, interest and attorneys’ fees. The case was transferred to the Western District of Oklahoma by agreement on November 27, 2013.  The plaintiff filed an amended complaint on April 4, 2014 that added a request for trebling of

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

damages on the patent infringement claim.  The amended complaint also added a count for violation of Oklahoma’s Uniform Trade Secrets Act, and requested actual and punitive damages in addition to their existing requests for relief.  Subsequent to the filing of the amended complaint, the plaintiff provided an expert damages report stating that their damages amounted to approximately $61 million.  The Company believes that this action is without merit and intends to vigorously defend this litigation.
Operating leases
The Company has operating leases for warehouse, office space, manufacturing facilities and equipment. The leases generally require the Company to pay certain expenses including taxes, insurance, maintenance, and utilities. The minimum future lease commitments under noncancelable leases in effect at December 31, 2015 are as follows:

2016	$18,153
2017	13,379
2018	9,672
2019	8,522
2020	7,485
Thereafter	16,158
$73,369
Total rent expense was $20.9 million, $20.8 million and $19.0 million under operating leases for the years ended December 31, 2015, 2014 and 2013, respectively.
Letters of credit and guarantees
The Company executes letters of credit in the normal course of business to secure the delivery of product from specific vendors and also to guarantee the Company fulfilling certain performance obligations relating to certain large contracts. At December 31, 2015, the Company had $12.7 million in letters of credit.
12. Stockholders' equity and employee benefit plans
Warrants
The warrants outstanding as of December 31, 2013 were recorded to stockholders’ equity at their fair value at the time of issuance. During the year ended December 31, 2013, the Company's largest shareholder converted all of its 6,366,072 warrants pursuant to the terms of a warrant agreement and received 4,227,358 shares of the Company's common stock. All outstanding warrants expired on October 11, 2014 and were converted into shares of the Company's common stock. There were no outstanding warrants as of December 31, 2015.
Employee benefit plans
The Company sponsors a 401(k) savings plan for US employees and related savings plans for certain non-US employees. These plans benefit eligible employees by allowing them the opportunity to make contributions up to certain limits. The Company contributes by matching a percentage of each employee's contributions. In 2015, for certain plans, the Company suspended the matching of contributions. Subsequent to the closing of all acquisitions, employees of those acquired entities will generally be eligible to participate in the Company's 401(k) savings plan. The Company also has the discretion to provide a profit sharing contribution to each participant depending on the Company’s performance for the applicable year. The expense under the Company's plan was $2.2 million, $10.8 million and $8.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.
The Company has an Employee Stock Purchase Plan, which allows eligible employees to purchase shares of the Company's common stock at six-month intervals through periodic payroll deductions at a price per share equal to 85% of the lower of the fair market value at the beginning and ending of the six-month intervals.
Stock repurchases
In October 2014, the Board of Directors approved a share repurchase program for the repurchase of outstanding shares of the Company's common stock with an aggregate purchase price of up to $150.0 million. Shares may be repurchased under the program from time to time, in amounts and at prices that are deemed appropriate, subject to market and business conditions, credit facility restrictions, applicable legal requirements and other considerations. The

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Company has purchased approximately 4.5 million shares under this program for aggregate consideration of approximately $100.2 million.
13. Stock based compensation
FET share-based compensation plan
In August 2010, the Company created the 2010 Stock Incentive Plan (the "Plan") to allow for employees, directors and consultants of the Company and its subsidiaries to maintain stock ownership in the Company through the award of stock options, restricted stock, restricted stock units or any combination thereof. Under the terms of the Plan, 18.5 million shares have been authorized for awards and approximately 9.1 million shares remained available for future grants as of December 31, 2015.
The total amount of share-based compensation expense recorded was approximately $21.7 million, $18.8 million and $19.0 million for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015, the Company expects to record share-based compensation expense of approximately $34.8 million over the remaining term of the restricted stock and options of approximately 2 years. Future stock option grants will result in additional compensation expense.
Stock options
The exercise price of each option is based on the fair market value of the Company’s stock at the date of grant. Options generally have a ten-year life and vest annually in equal increments over three or four years. The Company’s policy for issuing stock upon a stock option exercise is to issue new shares. Compensation expense is generally recognized on a straight line basis over the vesting period. The following tables provide additional information related to the options:

2015 Activity	Number of shares (in millions)	Weighted average exercise price	Remaining weighted average contractual life in years	Intrinsic value (in millions)
Beginning balance	5.2	$12.23	6.2	$44.5
Granted	0.6	$17.78		—
Exercised	(0.4)	$8.58		—
Forfeited/expired	(0.1)	$19.30		—
Total outstanding	5.3	$12.94	5.7	$15.1
Options exercisable	4.2	$10.80	5.0	$6.9
The assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted in 2015, 2014 and 2013 are as follows:

	2015	2014	2013
Weighted average fair value	$6.36	$8.47	$8.41
Assumptions
Expected life (in years)	6.30	6.25	6.25
Volatility	33%	27%	30%
Dividend yield	—%	—%	—%
Risk free interest rate	1.81%	1.96%	1.17%
The intrinsic value of the options exercised was $3.9 million in 2015, $24.8 million in 2014 and $19.2 million 2013. The intrinsic value is the amount by which the fair value of the underlying share exceeds the exercise price of an option.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Restricted stock
Restricted stock generally vests over a three or four year period from the date of grant. Further information about the restricted stock follows (shares in thousands):

2015 Activity
Nonvested at beginning of year	421.9
Granted	38.9
Vested	(225.7)
Forfeited	(30.9)
Nonvested at the end of year	204.2
The weighted average grant date fair value of the restricted stock was $18.87, $31.71 and $29.83 per share during the years ended December 31, 2015, 2014 and 2013, respectively. The total fair value of shares vested was $5.1 million during 2015, $10.9 million during 2014 and $13.5 million during 2013.
Restricted stock units
Restricted stock units generally vest over a four year period from the date of grant. Further information about the restricted stock units follows (shares in thousands):

Restricted stock units
2015 Activity
Nonvested at beginning of year	849.1
Granted	797.5
Vested	(246.5)
Forfeited	(187.9)
Nonvested at the end of year	1,212.2
The weighted average grant date fair value of the restricted stock units was $18.06 and $27.81 per share during the years ended December 31, 2015 and 2014, respectively. The total fair value of units vested was $6.7 million, $3.0 million, and $0.4 million during 2015, 2014 and 2013 .
Performance share awards
During 2015, the Company granted 161,660 performance share awards with service-vesting and market-vesting conditions. These awards may settle between zero and two shares of the Company's common stock. The number of shares issued pursuant to the performance share awards will be determined based on the total shareholder return of the Company's common stock as compared to a group of peer companies, measured annually over a one year, two year, and three-year performance period.
14. Related party transactions
The Company entered into lease agreements for office and warehouse space and has sold and purchased inventory, services and fixed assets to and from various affiliates of certain directors. The dollar amounts related to these related party activities are not significant to the Company’s consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

15. Business segments
Beginning with the first quarter of 2016, the Company realigned its segments. Completions was designated as a separate segment in recognition of its expanded operations and its significant growth potential. The Company is reporting its results of operations in the following three reportable segments: Drilling & Subsea ("D&S"), Completions and Production & Infrastructure ("P&I"), instead of the original two reportable segments. Management’s change in the composition of the Company’s reporting segments was made in order to align with activity drivers and the customers of our product group, and how management reviews and evaluates operating performance. This change is reflected on a retrospective basis in accordance with generally accepted accounting principles.
The D&S segment designs, manufactures and supplies products and provides related services to the drilling and subsea construction and services markets. The Completions segment designs, manufactures and supplies products and provides related services to the well construction, completion, stimulation, and intervention markets. The P&I segment designs, manufactures and supplies products, and provides related equipment and services for production and infrastructure markets.
The Company’s reportable segments are strategic units that offer distinct products and services. They are managed separately since each business segment requires different marketing strategies. Operating segments have not been aggregated as part of a reportable segment. The Company evaluates the performance of its reportable segments based on operating income. This segmentation is representative of the manner in which our Chief Operating Decision Maker ("CODM") and our Board of Directors view the business. We consider the CODM to be the Chief Executive Officer.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

The amounts indicated below as "Corporate" relate to costs and assets not allocated to the reportable segments. Summary financial data by segment follows (in thousands):

	Year ended December 31,
	2015	2014	2013
Net sales:
Drilling & Subsea	$487,299	$864,320	$727,779
Completions	267,236	441,345	336,076
Production & Infrastructure	320,442	436,271	462,534
Intersegment eliminations	(1,325)	(2,219)	(1,578)
Total net sales	$1,073,652	$1,739,717	$1,524,811

Operating income (loss):
Drilling & Subsea	$6,890	$131,072	$100,042
Completions	11,124	126,590	80,939
Production & Infrastructure	22,658	56,148	61,318
Corporate	(28,077)	(42,015)	(29,431)
Total segment operating income	12,595	271,795	212,868
Intangible asset and goodwill impairment	125,092	—	—
Transaction expenses	480	2,326	2,700
(Gain)/loss on sale of assets	746	1,431	614
Income (loss) from operations	$(113,723)	$268,038	$209,554

Depreciation and amortization
Drilling & Subsea	$33,348	$36,148	$32,984
Completions	24,317	20,135	18,405
Production & Infrastructure	7,377	7,856	8,815
Corporate	641	933	375
Total depreciation and amortization	$65,683	$65,072	$60,579

Capital expenditures
Drilling & Subsea	$13,803	$22,891	$35,915
Completions	8,401	19,942	7,787
Production & Infrastructure	3,102	4,569	8,229
Corporate	6,985	6,390	8,332
Total capital expenditures	$32,291	$53,792	$60,263

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

A summary of consolidated assets by reportable segment is as follows (in thousands):

	As of December 31,
Assets	2015	2014	2013
Drilling & Subsea	$912,324	$1,204,416	$1,220,369
Completions	728,745	726,972	671,772
Production & Infrastructure	187,741	231,771	231,734
Corporate	57,232	50,943	36,372
Total assets	$1,886,042	$2,214,102	$2,160,247
Corporate assets include primarily deferred tax assets and deferred loan costs.
Net sales by shipping destination and long-lived assets by country were as follows (in thousands):

	Year ended December 31,
Net sales:	2015		2014		2013
	$	%	$	%	$	%
United States	$646,928	60.3%	$1,049,609	60.3%	$918,795	60.2%
Europe & Africa	188,414	17.5%	305,376	17.6%	225,381	14.8%
Asia-Pacific	69,923	6.5%	154,669	8.9%	151,790	10.0%
Middle East	59,680	5.6%	65,498	3.8%	65,724	4.3%
Canada	57,837	5.4%	103,077	5.9%	99,081	6.5%
Latin America	50,870	4.7%	61,488	3.5%	64,040	4.2%
Total net sales	$1,073,652	100.0%	$1,739,717	100.0%	$1,524,811	100.0%

	As of December 31,
Long-lived assets:	2015	2014	2013
United States	$869,388	$932,173	$961,487
Europe & Africa	202,852	313,589	346,017
Canada	83,688	59,207	28,839
Asia-Pacific	8,192	9,132	9,465
Middle East	3,189	3,192	3,182
Latin America	921	1,650	1,789
Total long-lived assets	$1,168,230	$1,318,943	$1,350,779
Net sales by product lines were as follows (in thousands):

	Year ended December 31,
Net sales:	2015		2014		2013
	$	%	$	%	$	%
Drilling Technologies	$298,209	27.7%	$543,281	31.1%	$411,361	26.9%
Subsea Technologies	189,090	17.6%	321,039	18.5%	316,418	20.8%
Downhole Technologies	106,532	9.9%	190,771	11.0%	161,970	10.6%
Stimulation and Intervention	160,704	15.0%	250,574	14.4%	174,106	11.4%
Production Equipment	145,927	13.6%	228,815	13.2%	251,009	16.5%
Valve Solutions	174,515	16.3%	207,456	11.9%	211,525	13.9%
Eliminations	(1,325)	(0.1)%	(2,219)	(0.1)%	(1,578)	(0.1)%
Total net sales	$1,073,652	100.0%	$1,739,717	100.0%	$1,524,811	100.0%

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

16. Condensed consolidating financial statements
The Senior Notes are guaranteed by our domestic subsidiaries which are 100% owned, directly or indirectly, by the Company. The guarantees are full and unconditional, joint and several and on an unsecured basis.

Condensed consolidating statements of operations and comprehensive income (loss)

	December 31, 2015
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Net sales	$—	$810,890	$369,186	$(106,424)	$1,073,652
Cost of sales	—	646,076	269,900	(105,001)	810,975
Gross profit	—	164,814	99,286	(1,423)	262,677
Operating expenses
Selling, general and administrative expenses	—	201,904	63,002	—	264,906
Goodwill and intangible assets impairment	—	57,392	67,700	—	125,092
Transaction expenses	—	480	—	—	480
(Gain) loss on sale of assets	—	943	(197)	—	746
Total operating expenses	—	260,719	130,505	—	391,224
Earnings from equity investment	—	14,824	—	—	14,824
Equity earnings from affiliate, net of tax	(99,908)	(28,419)	—	128,327	—
Operating income (loss)	(99,908)	(109,500)	(31,219)	126,904	(113,723)
Other expense (income)
Interest expense	29,914	10	21	—	29,945
Foreign exchange (gains) losses and other, net	—	(479)	(8,866)	—	(9,345)
Total other expense (income)	29,914	(469)	(8,845)	—	20,600
Income (loss) before income taxes	(129,822)	(109,031)	(22,374)	126,904	(134,323)
Provision for income tax expense (benefit)	(10,469)	(9,123)	4,653	—	(14,939)
Net income (loss)	(119,353)	(99,908)	(27,027)	126,904	(119,384)
Less: Loss attributable to noncontrolling interest	—	—	(31)	—	(31)
Net income (loss) attributable to common stockholders	(119,353)	(99,908)	(26,996)	126,904	(119,353)

Other comprehensive income (loss), net of tax:
Net income (loss)	(119,353)	(99,908)	(27,027)	126,904	(119,384)
Change in foreign currency translation, net of tax of $0	(45,270)	(45,270)	(45,270)	90,540	(45,270)
Change in pension liability	46	46	46	(92)	46
Comprehensive income (loss)	(164,577)	(145,132)	(72,251)	217,352	(164,608)
Less: comprehensive (income) loss attributable to noncontrolling interests	—	—	168	—	168
Comprehensive income (loss) attributable to common stockholders	$(164,577)	$(145,132)	$(72,083)	$217,352	$(164,440)

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating statements of operations and comprehensive income

	December 31, 2014
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Net sales	$—	$1,266,376	$637,205	$(163,864)	$1,739,717
Cost of sales	—	887,428	453,785	(160,948)	1,180,265
Gross profit	—	378,948	183,420	(2,916)	559,452
Operating expenses
Selling, general and administrative expenses	—	244,577	68,244	—	312,821
Other operating expense (income)	—	3,564	193	—	3,757
Total operating expenses	—	248,141	68,437	—	316,578
Earnings from equity investment	—	25,164	—	—	25,164
Equity earnings from affiliate, net of tax	193,724	90,067	—	(283,791)	—
Operating income	193,724	246,038	114,983	(286,707)	268,038
Other expense (income)
Interest expense	29,783	78	(14)	—	29,847
Interest income with affiliate	—	(5,770)	—	5,770	—
Interest expense with affiliate	—	—	5,770	(5,770)	—
Foreign exchange (gains) losses and other, net	—	116	(4,447)	—	(4,331)
Total other expense (income)	29,783	(5,576)	1,309	—	25,516
Income before income taxes	163,941	251,614	113,674	(286,707)	242,522
Provision for income tax expense	(10,424)	57,890	20,679	—	68,145
Net income	174,365	193,724	92,995	(286,707)	174,377
Less: Income attributable to noncontrolling interest	—	—	12	—	12
Net income attributable to common stockholders	174,365	193,724	92,983	(286,707)	174,365

Other comprehensive income, net of tax:
Net income	174,365	193,724	92,995	(286,707)	174,377
Change in foreign currency translation, net of tax of $0	(43,694)	(43,694)	(43,694)	87,388	(43,694)
Change in pension liability	(1,110)	(1,110)	(1,110)	2,220	(1,110)
Comprehensive income	129,561	148,920	48,191	(197,099)	129,573
Less: comprehensive (income) loss attributable to noncontrolling interests	—	—	46	—	46
Comprehensive income attributable to common stockholders	$129,561	$148,920	$48,237	$(197,099)	$129,619

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating statements of operations and comprehensive income

	December 31, 2013
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Net sales	$—	$1,142,000	$510,460	$(127,649)	$1,524,811
Cost of sales	—	804,413	370,517	(125,344)	1,049,586
Gross profit	—	337,587	139,943	(2,305)	475,225
Operating expenses
Selling, general and administrative expenses	—	211,863	57,806	—	269,669
Other operating expense	—	2,821	493	—	3,314
Total operating expenses	—	214,684	58,299	—	272,983
Earnings from equity investment	—	7,312	—	—	7,312
Equity earnings from affiliate, net of tax	142,799	53,520	—	(196,319)	—
Operating income	142,799	183,735	81,644	(198,624)	209,554
Other expense (income)
Interest expense	18,251	101	18	—	18,370
Interest income with affiliate	—	(3,987)	—	3,987	—
Interest expense with affiliate	—	—	3,987	(3,987)	—
Foreign exchange (gains) losses and other, net	—	(624)	3,577	—	2,953
Deferred loan costs written off	2,149	—	—	—	2,149
Total other expense (income)	20,400	(4,510)	7,582	—	23,472
Income before income taxes	122,399	188,245	74,062	(198,624)	186,082
Provision for income tax expense	(7,140)	45,446	18,172	—	56,478
Net income	129,539	142,799	55,890	(198,624)	129,604
Less: Income attributable to noncontrolling interest	—	—	65	—	65
Net income attributable to common stockholders	129,539	142,799	55,825	(198,624)	129,539

Other comprehensive income, net of tax:
Net income	129,539	142,799	55,890	(198,624)	129,604
Change in foreign currency translation, net of tax of $0	7,525	7,525	7,525	(15,050)	7,525
Change in pension liability	223	223	223	(446)	223
Comprehensive income	137,287	150,547	63,638	(214,120)	137,352
Less: comprehensive (income) loss attributable to noncontrolling interests	—	—	72	—	72
Comprehensive income attributable to common stockholders	$137,287	$150,547	$63,710	$(214,120)	$137,424

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating balance sheets

	December 31, 2015
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Assets
Current assets
Cash and cash equivalents	$—	$36,884	$72,365	$—	$109,249
Accounts receivable—trade, net	—	85,537	53,060	—	138,597
Inventories	—	318,360	115,165	(9,404)	424,121
Cost and profits in excess of billings	—	6,477	5,532	—	12,009
Other current assets	—	25,447	8,389	—	33,836
Total current assets	—	472,705	254,511	(9,404)	717,812
Property and equipment, net of accumulated depreciation	—	153,995	32,672	—	186,667
Deferred financing costs, net	4,125	—	—	—	4,125
Deferred income taxes, net	—	—	780	—	780
Intangibles	—	186,234	60,416	—	246,650
Goodwill	—	481,374	187,662	—	669,036
Investment in unconsolidated subsidiary	—	57,719	—	—	57,719
Investment in affiliates	1,188,707	514,893	—	(1,703,600)	—
Long-term loan and advances to affiliates	467,184	—	60,221	(527,405)	—
Other long-term assets	—	2,549	704	—	3,253
Total assets	$1,660,016	$1,869,469	$596,966	$(2,240,409)	$1,886,042
Liabilities and equity
Current liabilities
Current portion of long-term debt	$—	$243	$10	$—	$253
Accounts payable—trade	—	57,529	19,294	—	76,823
Accrued liabilities	7,027	40,874	10,662	—	58,563
Deferred revenue	—	1,334	5,949	—	7,283
Billings in excess of costs and profits recognized	—	1,872	6,759	—	8,631
Total current liabilities	7,027	101,852	42,674	—	151,553
Long-term debt, net of current portion	395,970	34	12	—	396,016
Long-term loans and payables to affiliates	—	527,406	—	(527,406)	—
Deferred income taxes, net	—	36,937	14,163	—	51,100
Other long-term liabilities	—	14,533	15,423	—	29,956
Total liabilities	402,997	680,762	72,272	(527,406)	628,625

Total stockholder's equity	1,257,019	1,188,707	524,297	(1,713,003)	1,257,020
Noncontrolling interest in subsidiary	—	—	397	—	397
Equity	1,257,019	1,188,707	524,694	(1,713,003)	1,257,417
Total liabilities and equity	$1,660,016	$1,869,469	$596,966	$(2,240,409)	$1,886,042

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating balance sheets

	December 31, 2014
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Assets
Current assets
Cash and cash equivalents	$5,551	$4,006	$67,022	$—	$76,579
Accounts receivable—trade, net	—	194,964	92,081	—	287,045
Inventories	—	343,902	125,594	(7,981)	461,515
Cost and profits in excess of billings	—	4,871	9,775	—	14,646
Other current assets	—	38,920	16,454	—	55,374
Total current assets	5,551	586,663	310,926	(7,981)	895,159
Property and equipment, net of accumulated depreciation	—	153,016	36,958	—	189,974
Deferred financing costs, net	5,581	—	—	—	5,581
Intangibles	—	198,819	72,920	—	271,739
Goodwill	—	522,898	275,583	—	798,481
Investment in unconsolidated subsidiary	—	49,675	—	—	49,675
Investment in affiliates	1,333,701	590,421	—	(1,924,122)	—
Long-term advances to affiliates	483,534	—	22,531	(506,065)	—
Other long-term assets	—	2,760	733	—	3,493
Total assets	$1,828,367	$2,104,252	$719,651	$(2,438,168)	$2,214,102
Liabilities and equity
Current liabilities
Current portion of long-term debt	$—	$828	$12	$—	$840
Accounts payable—trade	—	85,179	42,578	—	127,757
Accrued liabilities	12,733	84,824	29,333	—	126,890
Deferred revenue	—	3,783	7,136	—	10,919
Billings in excess of cost and profit recognized	—	1,189	14,596	—	$15,785
Total current liabilities	12,733	175,803	93,655	—	282,191
Long-term debt, net of current portion	420,275	183	26	—	420,484
Long-term payables to affiliates	—	506,065	—	(506,065)	—
Deferred income tax, net	$—	$77,311	$20,877	$—	98,188
Other long-term liabilities	—	11,189	6,129	—	17,318
Total liabilities	433,008	770,551	120,687	(506,065)	818,181

Total stockholder's equity	1,395,359	1,333,701	598,399	(1,932,103)	1,395,356
Noncontrolling interest in subsidiary	—	—	565	—	565
Equity	1,395,359	1,333,701	598,964	(1,932,103)	1,395,921
Total liabilities and equity	$1,828,367	$2,104,252	$719,651	$(2,438,168)	$2,214,102

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating statements of cash flows

	Year ended December 31, 2015
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Cash flows from (used in) operating activities	$(17,306)	$112,629	$60,590	$—	$155,913
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(60,836)	—	—	(60,836)
Investment in unconsolidated subsidiary	—	—	—	—	—
Capital expenditures for property and equipment	—	(23,035)	(9,256)	—	(32,291)
Long-term loans and advances to affiliates	38,019	41,755	—	(79,774)	—
Other	—	1,057	764	—	1,821
Net cash provided by (used in) investing activities	38,019	(41,059)	(8,492)	(79,774)	(91,306)
Cash flows from financing activities
Borrowings under Credit Facility due to acquisitions	—	—	—	—	—
Borrowings under Credit Facility	94,984	—	—	—	94,984
Issuance of Senior Notes	—	—	—	—	—
Repayment of long-term debt	(120,077)	—	—	—	(120,077)
Long-term loans and advances to affiliates	—	(38,019)	(41,755)	79,774	—
Repurchases of stock	(6,438)	—	—	—	(6,438)
Proceeds from stock issuance	5,275	—	—	—	5,275
Other	(8)	(673)	—	—	(681)
Net cash provided by (used in) financing activities	(26,264)	(38,692)	(41,755)	79,774	(26,937)
Effect of exchange rate changes on cash	—	—	(5,000)	—	(5,000)
Net increase (decrease) in cash and cash equivalents	(5,551)	32,878	5,343	—	32,670
Cash and cash equivalents
Beginning of period	5,551	4,006	67,022	—	76,579
End of period	$—	$36,884	$72,365	$—	$109,249

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating statements of cash flows

	Year ended December 31, 2014
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Cash flows from (used in) operating activities	$(16,796)	$175,700	$111,062	$—	$269,966
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	—	(38,289)	—	(38,289)
Investment in unconsolidated subsidiary	—	—	—	—	—
Capital expenditures for property and equipment	—	(42,334)	(11,458)	—	(53,792)
Long-term loans and advances to affiliates	191,290	34,010	—	(225,300)	—
Other	—	20,862	528	—	21,390
Net cash provided by (used in) investing activities	191,290	12,538	(49,219)	(225,300)	(70,691)
Cash flows from financing activities
Borrowings under Credit Facility	15,000	423	—	—	15,423
Repayment of long-term debt	(98,406)	124	(133)	—	(98,415)
Long-term loans and advances to affiliates	—	(191,290)	(34,010)	225,300	—
Repurchases of stock	(96,632)	—	—	—	(96,632)
Proceeds from stock issuance	11,101	—	—	—	11,101
Other	(6)	6,511	—	—	6,505
Net cash provided by (used in) financing activities	(168,943)	(184,232)	(34,143)	225,300	(162,018)
Effect of exchange rate changes on cash	—	—	(260)	—	(260)
Net increase (decrease) in cash and cash equivalents	5,551	4,006	27,440	—	36,997
Cash and cash equivalents
Beginning of period	—	—	39,582	—	39,582
End of period	$5,551	$4,006	$67,022	$—	$76,579

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating statements of cash flows

	Year ended December 31, 2013
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Cash flows from (used in) operating activities	$(3,683)	$157,198	$57,878	$—	$211,393
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(54,389)	(127,329)	—	(181,718)
Investment in unconsolidated subsidiary	—	(48,013)	—	—	(48,013)
Capital expenditures for property and equipment	—	(48,270)	(11,993)	—	(60,263)
Long-term loans and advances to affiliates	(77,933)	(97,316)	—	175,249	—
Other	—	392	572	—	964
Net cash provided by (used in) investing activities	(77,933)	(247,596)	(138,750)	175,249	(289,030)
Cash flows from financing activities
Borrowings under Credit Facility due to acquisitions	—	54,389	127,329	—	181,718
Borrowings under Credit Facility	402,748	(52,184)	(127,329)	—	223,235
Issuance of Senior Notes	403,250	—	—	—	403,250
Repayment of long-term debt	(713,521)	(1,639)	29	—	(715,131)
Long-term loans and advances to affiliates	—	86,897	88,352	(175,249)	—
Deferred financing costs	(12,003)	—	—	—	(12,003)
Payment of contingent consideration	—	(11,435)	—	—	(11,435)
Other	1,142	6,278	—	—	7,420
Net cash provided by (used in) financing activities	81,616	82,306	88,381	(175,249)	77,054
Effect of exchange rate changes on cash	—	—	(898)	—	(898)
Net increase (decrease) in cash and cash equivalents	—	(8,092)	6,611	—	(1,481)
Cash and cash equivalents
Beginning of period	—	8,092	32,971	—	41,063
End of period	$—	$—	$39,582	$—	$39,582

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

17. Quarterly results of operations (unaudited)
The following tables summarize the Company's results by quarter for the years ended December 31, 2015 and 2014. The quarterly results may not be comparable primarily due to acquisitions in 2015, 2014 and 2013. Refer to Note 3, Acquisitions, for further information.

	2015
(in thousands, except per share information)	Q1	Q2	Q3	Q4
Net sales	$348,096	$284,415	$244,993	$196,148
Cost of sales	238,970	199,532	179,231	193,242
Gross profit	109,126	84,883	65,762	2,906
Total operating expenses(1)	73,465	66,285	57,439	194,035
Earnings from equity investment	4,571	3,840	3,870	2,543
Operating income (loss)	40,232	22,438	12,193	(188,586)
Total other expense	971	11,662	4,543	3,424
Income (loss) before income taxes	39,261	10,776	7,650	(192,010)
Provision for income tax expense (benefit)	10,605	1,911	932	(28,387)
Net income (loss)	28,656	8,865	6,718	(163,623)
Less: loss attributable to noncontrolling interest	(16)	(9)	(2)	(4)
Net income (loss) attributable to common stockholders	$28,672	$8,874	$6,720	$(163,619)

Weighted average shares outstanding
Basic	89,482	89,767	90,058	90,175
Diluted	91,469	91,884	91,687	90,175
Earnings (losses) per share
Basic	$0.32	$0.10	$0.07	$(1.81)
Diluted	$0.31	$0.10	$0.07	$(1.81)
(1) Total Operating expenses in Q4 included $125,092 goodwill and intangible assets impairment.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

	2014
(in thousands, except per share information)	Q1	Q2	Q3	Q4
Net sales	$403,938	$428,279	$468,822	$438,678
Cost of sales	276,000	290,286	316,784	297,195
Gross profit	127,938	137,993	152,038	141,483
Total operating expenses	71,857	78,129	82,747	83,845
Earnings from equity investment	5,308	5,940	6,749	7,167
Operating income	61,389	65,804	76,040	64,805
Total other expense	9,227	10,854	2,477	2,958
Income before income taxes	52,162	54,950	73,563	61,847
Provision for income tax expense	15,656	15,407	21,332	15,750
Net income	36,506	39,543	52,231	46,097
Less: Income (loss) attributable to noncontrolling interest	(24)	21	5	10
Net income attributable to common stockholders	$36,530	$39,522	$52,226	$46,087

Weighted average shares outstanding
Basic	92,129	92,649	93,331	92,376
Diluted	95,191	95,695	96,198	94,666
Earnings per share
Basic	$0.40	$0.43	$0.56	$0.50
Diluted	$0.38	$0.41	$0.54	$0.49